Exhibit 99.19

CONSENT OF MOHAMMAD NOURPOUR

To:	United States Securities and Exchange Commission

Re:	Great Panther Mining Ltd. (the “Company”) Annual Report on Form 40-F Consent of Expert

This consent is provided in connection with the Company’s annual report on Form 40-F for the year ended December 31, 2020 to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) and any amendments thereto (the “Annual Report”). The Annual Report incorporates by reference, among other things, the Company’s Annual Information Form for the year ended December 31, 2020 (the “AIF”), and the Company’s Management Discussion and Analysis for the year ended December 31, 2020 (the “MD&A”).

I hereby consent to the use of my name in connection with the quotation, summary or incorporation by reference of the portions prepared by me of the following technical report (the “Technical Report”):

•	NI 43-101 Mineral Resource Update Technical Report on the Guanajuato Mine Complex, Guanajuato and San Ignacio Operations, Guanajuato State, Mexico”, dated December 22, 2020.

and to references to the Technical Report, or portions thereof, in the Annual Report, the AIF, the MD&A and the Company’s registration statement on Form F-10 registration statement, as amended (SEC No. 333-231830) (the “Registration Statement”) and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Annual Report, the AIF, the MD&A and the Registration Statement.

Dated this 11th day of March, 2021

“Signed Mohammad Nourpour”

Mohammad Nourpour, P. Geo.